                                                                  EXHIBIT 10.14


                          EXCLUSIVE LICENSE AGREEMENT

                                    BETWEEN

                     CHILDREN'S MEDICAL CENTER CORPORATION

                                      AND

                    GMP|DIAGNOSTIC|PROGNOSTIC MARKERS, INC.

                            FOR THE MOSES LABORATORY

                               TABLE OF CONTENTS


Articles                                                                          Page

I.              Definitions                                                         1

II.             Grant                                                               5

III.            Due Diligence                                                       6

IV.             Royalties and Other Payments                                        8

V.              Reports and Records                                                10

VI.             Patent Prosecution                                                 11

VII.            Infringement                                                       12

VIII.           Uniform Indemnification and Insurance Provisions                   13

IX.             Export Controls                                                    14

X.              Non-Use of Names                                                   15

XI.             Assignment                                                         15

XII.            Dispute Resolution and Arbitration                                 15

XIII.           Term and Termination                                               16

XIV.            Payments, Notices and Other Communications                         17

XV.             General Provisions                                                 18

                          EXCLUSIVE LICENSE AGREEMENT

         This Agreement is made and entered into as of the date last written below (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and GMP|Diagnostic|Prognostic Markers, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at One East Broward Boulevard, Suite 1701, Fort Lauderdale, FL, 33301 (hereinafter referred to as "Licensee").

         WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

         WHEREAS, CMCC desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder on the terms and conditions described herein;

         WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Marker Panel Products (as that term shall be defined hereafter) and/or the use of Marker Panel Processes (as that term shall be defined hereafter) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

         WHEREAS, the Burnham Institute and CMCC have agreed to (i) work together and pool the efforts of their respective inventors in the research and development of Marker Panel Products and Marker Panel Processes and (ii) share in the proceeds resulting from these joint efforts regardless of which institution's patent rights are required for commercialization of the Marker Panel Products and Marker Panel Processes;

         WHEREAS, Licensee desires to obtain an exclusive license under the Patent Rights on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                             ARTICLE I. DEFINITIONS

         For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

         A. "Affiliate" shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or (iii) in the case of a joint venture,


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


whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

         B. "Burnham License" shall mean the License Agreement between the Burnham Institute and Licensee of even date pertaining to the patent rights identified in Appendix 1.

         C. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Marker Panel Product or Marker Panel Process (the "Licensed Components") sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights under this Agreement or the Burnham License (the "Unlicensed Components").

         D. "Field of Use" shall mean the diagnosis or prognosis of any disease or condition in humans or animals.

         E. "First Commercial Sale" shall mean: (i) the first sale of any Marker Panel Product or Marker Panel Process by Licensee or a Sublicensee, following approval of such Marker Panel Product's or Marker Panel Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale of that Marker Panel Product or Marker Panel Process.

         F. "Know-how" shall mean any and all manufacturing information, technical information, testing and analytic methods and specifications which CMCC owns or has sufficient rights to include in the license grant in Article II hereof, necessary for research, development or manufacture of any Marker Panel Product or Marker Panel Process in the Field(s) of Use, deriving from the activities of the Principal Investigator and/or any other Research Program personnel in the performance of the Sponsored Research Agreement.

         G.       "Licensed Product" shall mean any product or part thereof:

                  1. The manufacture, use or sale of which would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

                  2. The manufacture of which uses a "Licensed Process" as that term shall be defined hereafter.

         H. "Licensed Process " shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country.

         I. "Licensee" shall mean Licensee and/or its successor(s) or assignee(s) and/or its Affiliates.

         J. "Marker Panel Product" shall mean any product or part thereof:

                  1. The manufacture, use or sale of which in any country would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in any of the patent rights under the Burnham


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


                           License or the License Agreement of even date pertaining to patent rights identified in Appendix 3 from the Moses laboratory or Patent Rights under this Agreement.

                  2. The manufacture of which uses a "Marker Panel Process " as that term shall be defined hereafter.

         K. "Marker Panel Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the patent rights under the Burnham License or or the License Agreement of even date pertaining to patent rights identified in Appendix 3 from the Zetter laboratory or Patent Rights under this Agreement.

         L. "Net Sales" shall mean gross receipts received by Licensee, or Licensee's Affiliates for Marker Panel Products and Marker Panel Processes produced hereunder, less the sum of the following:

                  1. Trade, quantity or cash discounts (including refunds, rebates, chargebacks and retroactive price adjustments) allowed in amounts customary in the trade.

                  2. Sales taxes, tariff duties and/or use taxes directly imposed and with reference to particular sales.

                  3. Freight, storage and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed to the extent reflected on the customer's invoice.

                  4.       Amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll or for the cost of collections. Marker Panel Products and Marker Panel Processes shall be considered "sold" when billed out or invoiced. For purposes of this Agreement, the sale or use of a Marker Panel Product or Marker Panel Process by a Sublicensee shall not be included in the calculation of Net Sales. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Marker Panel Product or Marker Panel Process under this Agreement: (i) the transfer of a Marker Panel Product or Marker Panel Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Marker Panel Product or Marker Panel Process to a third party without consideration to Licensee in connection with the development or testing of that Marker Panel Product or Marker Panel Process; or (iii) the transfer of a Marker Panel Product or Marker Panel Process to a third party without consideration in connection with the marketing or promotion of the Marker Panel Product or Marker Panel Process.

         M. "Patent Rights" shall mean all of the following intellectual property that CMCC owns or has rights to during the term of this Agreement:


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                  1.       The United States and foreign patents and/or patent
                           applications listed in Appendix 3 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

                  2. The United States and foreign patents issued from the applications listed in Appendix 3 and from divisionals and continuations of those applications.

                  3.       Claims of United States and foreign
                           continuation-in-part, improvement or enhancement applications, and of the resulting patents, which relate to the subject matter specifically described in the United States and foreign patent applications described in Appendix 3.

                  4. Claims of all later filed foreign patent applications, and of the resulting patents, which relate to subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph M.

5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph M.

                  6. Claims of all United States and foreign patent applications and patents resulting from the Sponsored Research Agreement and licensed by Licensee in accordance with the terms of the Moses Sponsored Research Agreement.

         N. "Research Program" shall mean the research program between Licensee and Children's Hospital Boston which is sponsored by Licensee pursuant to the Moses Sponsored Research Agreement.

         O. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

         P. "Sublicense Consideration" shall mean consideration of any kind received by the Licensee from a sublicense for sales of Marker Panel Products or Marker Panel Processes or fees received, in whatever form (including, without limitation, cash, securities or in kind consideration), such as upfront fees or milestone fees and including any premium paid by the Sublicensee over Fair Market Value for stock of the Licensee received in consideration for such sublicense. However, not included in Sublicense Consideration are amounts paid to the Licensee by the Sublicensee for Marker Panel Product development, research work, clinical studies and regulatory approvals performed by or for the Licensee, or third parties on their behalf pursuant to a specific agreement including a performance plan and commensurate budget related to the Marker Panel Product. The term "Fair Market Value for stock" as used in this Paragraph shall mean the average of the closing prices of the stock on all securities exchanges on which the stock may at the time be listed or, if there have been no sales on any such exchange on the date the value is being determined (the "Valuation Date"), the average of the highest bid and lowest asked prices on all such exchanges at the end of the Valuation Date, or, if the stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, on the Valuation Date or, if on such day


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


the stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on the Valuation Date in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of twenty (20) days consisting of the Valuation Date and the nineteen (19) consecutive business days prior to such day. If on the Valuation Date the stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of each share of such stock shall be the fair market value of a share of the stock as of the Valuation Date, as reasonably determined by the Board.

         Q. "Moses Sponsored Research Agreement" shall mean that certain Sponsored Research Agreement between the parties, of even date including any extensions and renewals of the same pertaining to Research Program in the laboratory of Dr. Marsha Moses.


                               ARTICLE II. GRANT

         A. CMCC hereby grants to Licensee the worldwide right and exclusive license to make, have made, use, lease and sell the Licensed Products and to practice the Licensed Processes for the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

         B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice, and to sublicense other non-profit research organizations to practice, the Patent Rights for noncommercial research purposes only. For purposes of this paragraph, noncommercial research purposes shall exclude the practice of the Patent Rights to perform clinical research for a for-profit organization, to produce or manufacture Marker Panel Products for general sale, or to perform diagnostic or prognostic services for a fee.

         C. The license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

         D. CMCC hereby grants to Licensee the worldwide, irrevocable, perpetual right and non-exclusive license to practice Know-How to develop, test, make, have made, use, sell, have sold, offer for sale and import for use or resale the Marker Panel Products and Marker Panel Processes.

         E. Licensee agrees that Marker Panel Products leased or sold in the United States shall be manufactured substantially in the United States.

         F. In order to establish exclusivity for Licensee, CMCC hereby agrees that it shall not, without Licensee's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products or to use the Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

         G. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and


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conditions hereof. Such sublicenses will terminate upon the termination of
Licensee's rights granted herein unless events of default are cured by Licensee or Sublicensee within thirty (30) days of notification by CMCC of default and/or as provided by the terms of this Agreement.

         H. Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (Miscellaneous Provisions) of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. Licensee further agrees to attach a copy of this Agreement to all sublicense agreements, deleting economic terms when and as appropriate.

         I. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense.

         J. Licensee shall notify CMCC in writing of any Sublicensee Consideration.

         K. CMCC agrees that if Licensee has provided to CMCC notice that Licensee has granted a sublicense to a Sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to such Sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee to CMCC in Licensee's notice to CMCC under Paragraph I of this Article II. CMCC agrees that upon the Sublicensee's notice as described below and provided the Sublicensee is not in breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicensee shall during said sixty (60) day period provide to CMCC notice wherein the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to Licensee.

         L. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not described in the Patent Rights.


                           ARTICLE III. DUE DILIGENCE

         A. In the event Licensee decides not to exploit a licensed Patent Right or expend the resources required to meet the Development Plan milestones, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right for the specific field(s) of use or territory not being exploited. Licensee shall use Commercially Reasonable Efforts to develop and commercialize one or more Marker Panel Products directly or through its


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


Sublicensees; and shall continue to use Commercially Reasonable Efforts to develop and commercialize one or more Marker Panel Products throughout the term of this Agreement. "Commercially Reasonable Efforts" for purposes of this
Article III shall mean efforts and resources commonly used in the research-based prognostic or diagnostic industries for a product at a similar stage in its product life of similar market potential taking into account efficacy, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product and alternative products and other relevant factors.

         B. The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a written commercialization development plan ("Development Plan") setting forth the initial indications and markets for Marker Panel Products and Marker Panel Processes, including to the extent practicable: (i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent Commercially Reasonable Efforts to bring Marker Panel Products and Marker Panel Processes to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan. The Development Plan is attached hereto as Appendix 4.

         C. Licensee shall use Commercially Reasonable Efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Marker Panel Products and Marker Panel Processes. Licensee shall be deemed to have used such Commercially Reasonable Efforts for the first three years of this Agreement so long as it has or has caused third parties to timely fund the Moses Sponsored Research Agreement.

         D. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its assent to any revision of the objective(s) set forth in the Development Plan when requested in writing by Licensee and supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not have reasonably avoided; or (ii) that Licensee, its Affiliates and/or Sublicensees have expended good faith and diligent efforts and adequate resources to meet said objective.

         E. In the event CMCC reasonably believes that Licensee is not diligently seeking to achieve the objectives set forth in the Development Plan in a timely manner, CMCC shall so notify Licensee in writing. Licensee shall have the option, exercisable by written notice to CMCC provided within ten (10) days after receipt of any such notice, to either: (i) receive a three (3) months grace period to establish to CMCC's reasonable satisfaction that Licensee is expending sufficient resources to achieve said objectives; or (ii) agree to CMCC's termination of this Agreement as provided hereafter. In the event Licensee agrees to termination of this Agreement, CMCC shall immediately terminate the license granted to Licensee under this Agreement. In the event Licensee fails to establish its diligence to CMCC's reasonable satisfaction as provided above prior to expiration of the three (3) months grace period, CMCC shall have the right to terminate the license granted to Licensee under this Agreement or to convert the license to a non-exclusive license as to any Patent Rights for which the development obligation has not been met on financial terms and conditions mutually agreed to by CMCC and Licensee. Pursuant to Article XII, Licensee is entitled to arbitration regarding the factual issue of whether any determination by CMCC that Licensee failed to diligently seek to achieve the objectives set forth in the Development Plan was reasonable.


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


         F. In the event Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have thirty (30) days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its discretion to terminate the license granted to Licensee under this Agreement or to convert the license granted to Licensee hereunder to a non-exclusive license as to any Patent Rights for which the development obligation has not been met on financial terms and conditions mutually agreed to by CMCC and Licensee.


                    ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

         A. For the rights, privileges and exclusive licenses granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided until the end of the term of the last to expire Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

                  1. A license issue fee of [***], which license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

                  2. Licensee shall reimburse CMCC for expended patent costs to date in the amount of [***] due immediately upon receipt of an invoice and supporting documentation.

                  3. Licensee shall make the following one-time milestone payment to CMCC upon the occurrence of the following event ("Milestone"):

                           [***] upon the First Commercial Sale of the first Marker Panel Product or Marker Panel Process in any country.

                  4. A License Maintenance Fee of [***] which shall be payable on January 1, 2001, and on January 1 of each subsequent year thereafter during the exclusive license period of this Agreement. Notwithstanding anything herein to the contrary, any Running Royalties (defined below) subsequently due to CMCC on Net Sales of Marker Panel Products and Marker Panel Processes, if any, for each such year shall be creditable against the License Maintenance Fee for said year. License Maintenance Fees paid in excess of Running Royalties shall not be creditable against Running Royalties due in future years. In addition, no License Maintenance Fee shall be due in any year in which Licensee is funding the Research Program.

                  5. Running Royalties in an amount equal to [***] of the first [***] cumulative of Net Sales of Marker Panel Products or Marker Panel Processes used, leased or sold by and/or for Licensee and/or its Affiliates and [***] of Net Sales over that amount.


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                  6. In the event Licensee has granted sublicenses under this Agreement, [***] of Sublicense Consideration.

         B. No multiple royalties shall be payable because any Marker Panel Product or Marker Panel Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

         C. To the extent that Licensee obtains subsequent to the date of this Agreement licenses to third party (other than the Burnham Institute) patents or other intellectual property that are necessary to produce or sell the specific markers covered by the patent rights under the Burnham License, the patent rights identified in Appendix 2 from the Moses laboratory, or the Patent Rights under this Agreement for Marker Panel Products or Marker Panel Processes, Licensee may deduct from the royalty due to CMCC fifteen percent (15%) of the royalties due on such third party patents or intellectual property up to an amount equal to fifty percent (50%) of royalties hereunder.

         D. For purposes of calculating royalties for a Combination Product or Process one of the following methods will be used:

                  1. By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Licensed Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of the Licensed Component(s), and the Unlicensed Component(s) contained in the Combination Product or Combination Process if sold separately; or

                  2. In the event that no such separate sales are made of the Licensed Component(s) or the Unlicensed Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fair market value of the Licensed Component(s) and the denominator of which is the sum of the fair market value of the Licensed Component(s) and the Unlicensed Component(s) contained in the Combination Product or Combination Process.

         E. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at the Fleet Bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

         F. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at the Fleet Bank on the due date. The payment of such interest shall not foreclose CMCC from


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*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

         G. In consideration of the issuance of the license of the Patent Rights as contained in this Agreement, Licensee shall issue a total of [***] shares of Common Stock of Licensee, $.001 par value per share, (the "Shares") in the name of CMCC. Licensee represents to CCMC that, as of the Effective Date, the aggregate number of Shares equals no less than [***] of the Licensee's issued and outstanding Common Stock calculated on a "Fully Diluted Basis." For purposes of this Paragraph, "Fully Diluted Basis" shall mean that the total number of issued and outstanding shares of the Licensee's Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any Licensee stock or stock option plan in effect on the date of the calculation.

         H. The equity interest held by CMCC would not be diluted below [***] on a fully diluted basis until the earlier of (i) an initial public offering of securities by Licensee, or (ii) the funding of Licensee by GMP Companies or other entity has reached [***].


                         ARTICLE V. REPORTS AND RECORDS

         A. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable CMCC to determine the royalty and other amounts payable to CMCC under this Agreement. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least five (5) years following the end of the calendar year to which they pertain.

         B. CMCC shall have the right to audit the books of account described above from time to time to the extent necessary to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform these audits at CMCC's expense during Licensee's regular business hours.

         C. Licensee shall deliver to CMCC true and accurate reports by March 31, for the period July 1 through December 31 of the previous year, and on September 30, for the period January 1 through June 30 of the current year, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall include at least the following:

                  1. Number of Marker Panel Products and Marker Panel Processes manufactured and sold.

                  2. Aggregate billings for Marker Panel Products and Marker Panel Processes sold.

                  3. Accounting for all Marker Panel Products and Marker Panel Processes sold.

                  4.       Applicable deductions.

                  5.       Total royalties due.

                  6.       Names and addresses of all Sublicensees of Licensee.

                  7. Payments received by Licensee from Affiliates and Sublicensees.

                  8. Marker Panel Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

                  9. Consideration (e.g. Royalties and Fees) received from Sublicensees.

         D. Until the First Commercial Sale of a Marker Panel Product or Marker Panel Process, Licensee shall provide to CMCC at least annually reasonable detail regarding the activities of Licensee and Licensee's Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts.

         E. With each such report submitted, Licensee shall pay to CMCC the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

         F. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including at a minimum a balance sheet and an operating statement.


                         ARTICLE VI. PATENT PROSECUTION

         A. CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 3. The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC. Licensee shall have reasonable opportunities to advise CMCC, including the selection of counsel, and shall cooperate with CMCC in the prosecution, filing and maintenance of the Patent Rights.

         B. Licensee shall reimburse to CMCC the amount of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights incurred after the date of this Agreement. CMCC shall provide to Licensee an itemized invoice of all such fees and Licensee shall pay to CMCC all amounts due under said invoice within ten (10) days of the date of said invoice. If the Patent Rights are licensed to third parties for other fields of use, such patent costs shall be equitably apportioned.

         C. In the event CMCC elects not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, CMCC shall so notify Licensee in sufficient time for Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right. Licensee shall have no further royalty obligations under this Agreement with respect to any such Patent Right.


                           ARTICLE VII. INFRINGEMENT

         A. Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use and of any available evidence thereof.

         B. During the term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee and shall keep Licensee informed as to the status of such suit. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. CMCC shall keep any recovery or damages for past infringement derived therefrom except that CMCC shall pay Licensee the equivalent amount as if royalties were calculated on Net Sales by Licensee. CMCC shall indemnify Licensee against any order for costs that may be made against Licensee in such proceedings.

         C. If within six (6) months after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may, for such purposes, use the name of CMCC as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

         D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to fifty percent (50%) of Licensee's expenses, including reasonable attorney's fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this
Article VII. Licensee shall
keep any remaining balance except that Licensee shall pay CMCC the equivalent amount as if royalties were calculated on Net Sales by Licensee.

         E. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

         F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees paid to Licensee as part of such a sublicense shall be Sublicense
Consideration.


                     ARTICLE VIII. UNIFORM INDEMNIFICATION
                            AND INSURANCE PROVISIONS

         A. Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by Licensee or any Sublicensee pursuant to any right or license granted to Licensee under this Agreement.

         B. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified by Licensee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         C. Licensee's indemnification under Article VIII, Paragraph A and duty to defend under Article VIII, Paragraph B above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

         D. Beginning at the time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability and products liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D. shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

         E. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, CMCC shall have the right to terminate this Agreement effective at the end of such thirty
(30) day period without notice of any additional waiting periods. In such an event, Licensee shall have thirty (30) days to reinstate this Agreement by providing written evidence of replacement insurance providing comparable coverage.

         F. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years unless tail insurance that affords equivalent coverage is obtained.

         H. Children's represents and warrants that: (i) it has the right and ability to grant the license set forth in Article II herein and (ii) that the execution and delivery of this Agreement and the grant of the licenses to Licensee hereunder do not conflict with the rights of any third party under any other agreement to which CMCC is a party.

         I. OTHER THAN WARRANTIES SET FORTH HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

         J. Article VIII, Paragraphs A through I shall survive expiration or termination of this Agreement.


                          ARTICLE IX. EXPORT CONTROLS

         It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued.


                          ARTICLE X. NON-USE OF NAMES

         Licensee shall not use the name of Children's Medical Center Corporation nor the name of any of its corporate affiliates or employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case, which consent shall not be unreasonably withheld. CMCC shall respond, in writing, to any request within five (5) business days. Notwithstanding the foregoing restrictions, Licensee may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and Licensee may comply with disclosure requirements, as reasonably interpreted by its counsel, of all applicable laws and regulations relating to its business, including United States and state security laws.


                             ARTICLE XI. ASSIGNMENT

         A. Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

         B. CMCC may assign this Agreement at any time to any corporate affiliate of CMCC without the prior consent of Licensee.

         C. Except as provided in Article XI, Paragraph D below, Licensee may assign this Agreement to another entity only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed.

         D. Notwithstanding anything herein to the contrary, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without CMCC's consent so long as: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement;
(iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to Licensee in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of Licensee under this Agreement.

                ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

         A. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other of such claim, dispute or controversy in writing, describing the dispute in reasonable detail. By no later than five
(5) business says after the recipient has received such notice of dispute, each party shall have selected a representative who shall have the authority to bind such party and shall have advised the other party in writing of the name and title of such representative.

         B. Within fifteen (15) days of receipt of a request for mediation as described above, the parties agree to commence mediation in the City of Boston, Commonwealth of Massachusetts in accordance with the policies and procedures of Endispute, Inc. ("Endispute"), or in the event that Endispute is no longer in operation, in accordance with the policies and procedures of the American Arbitration Association (the "AAA"). The parties shall select a mediator acceptable to both of them from a list provided by Endispute. The parties agree to cooperate in good faith in said mediator's efforts to assist the parties to resolve the dispute. Each party agrees to pay fifty percent (50%) of the costs of said mediation. If the matter has not been resolved within thirty (30) days of the commencement of mediation, either party may request in writing that the matter be submitted to arbitration in accordance with the following subparagraph.

         C. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties or by mediation shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules of the AAA then obtaining and all expenses, in connection therewith, will be shared equally, except for the expense of the parties' respective legal counsels. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. Any award rendered in such arbitration shall be final and may be enforced by either party.

         D. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                       ARTICLE XIII. TERM AND TERMINATION

         A.       The term of this Agreement shall be not less than fifteen
(15) years or the life of the last expiring Patent Right, whichever period is the longer term.

         B. CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

         C. CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate.

         D. Except as otherwise provided in Paragraph C above, either party may terminate this Agreement upon sixty (60) days prior written notice in the event of the other party's breach or default of any material term or condition or warranty contained in this Agreement, unless breaching party shall cure such breach to the nonbreaching party's reasonable satisfaction within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if the breaching party shall not have cured said breach to the reasonable satisfaction of the nonbreaching party, the rights, privileges and license granted hereunder shall terminate.

         E. Licensee shall have the right to terminate this Agreement at any time upon six (6) months' prior written notice to CMCC, and upon payment by Licensee of all amounts due CMCC through the effective date of termination.

         F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any Sublicensee thereof may, however, after the effective date of such termination, sell all Marker Panel Products and complete Marker Panel Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to CMCC the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Marker Panel Products.


            ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

         A. All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be sufficiently made or given on the date of the mailing if delivered by hand, by facsimile or sent by first class mail postage prepaid and addressed as follows:

         In the case of CMCC:

                  Director, Intellectual Property Office
                  Children's Hospital
                  300 Longwood Avenue
                  Boston, MA  02115

         In the case of Licensee:

                  Bart Chernow, M.D. President
                  GMP|Diagnostic|Prognostic Markers
                  One East Broward Boulevard, Suite 1701
                  Fort Lauderdale, FL 33301

or such other address as either party shall notify the other in writing.

                         ARTICLE XV. GENERAL PROVISIONS

         A. All rights and remedies hereunder will be cumulative and not alternative.

         B. This Agreement may be amended only by written agreement signed by the parties.

         C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

         D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

         E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

         F. CMCC agrees to promptly issue, from time to time, upon written request, estoppel certificates in favor of the Licensee, Sublicensees or potential Sublicensees setting forth the status of this Agreement and, if in default, the conditions required to cure the same.

         G. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         H. The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         I. Licensee agrees to mark any Marker Panel Products sold in the United States with all applicable United States patent numbers. All Marker Panel Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

         J. Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         K. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         L. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of law rules.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.


CHILDREN'S MEDICAL CENTER          LICENSEE
CORPORATION

By:                                By:
   ---------------------------        -----------------------------------------

Name:  William New                 Name: Jeffrey L. Raney

Title: VP of Research              Title: Secretary, GMP|Diagnostic|Prognostics
       Administration                     Markers, Inc.

Date: May 25, 2000                 Date: May 25, 2000

                                   APPENDIX 1


Patent Rights for the Burnham License Agreement


             ---------------------------------------------- -----------------------------------------------
              Patent Family                                 U.S. Patent Nos., Application Nos. or
                                                            Application Names
             ---------------------------------------------- -----------------------------------------------
             1.  BAP-1 Family                               i.   5,539,094
             ---------------------------------------------- -----------------------------------------------
                                                            ii.  5,650,491
             ---------------------------------------------- -----------------------------------------------
                                                            iii. 5,641,866
             ---------------------------------------------- -----------------------------------------------
                                                            iv.  5,686,595
             ---------------------------------------------- -----------------------------------------------
             2.  BCL-G Family                               i.  Patent application(1) filed 12/14/99
             ---------------------------------------------- -----------------------------------------------
             3.  BAG Family                                 i.  Patent application filed 9/9/98 (5 novel
                                                            genes)
             ---------------------------------------------- -----------------------------------------------
                                                            ii. Patent application filed 7/9/99 (method
                                                            claims)
             ---------------------------------------------- -----------------------------------------------
             4.  BAX Inhibitor Protein                      i.   5,837,838
             ---------------------------------------------- -----------------------------------------------
             5. Traf Family                                 Novel Traf Family Proteins
             ---------------------------------------------- -----------------------------------------------


---------
(1)  Application Serial Nos. not available

                                   APPENDIX 2

Patent Rights for the Moses License Agreement

         6,037,138 (breast cancer associated MMP)
         09/469,637 (urine assay, etc.)

                                   APPENDIX 3

Patent Rights for the Zetter License Agreement

         5,663,071 (nucleic acids, vectors, host cell)
         5,721,337 (protein)
         5,831,033 (antibody)
         CMCC 737 (TB 16)
         5,858,681 (method of prognosis)
         09/135,599 (method of diagnosis)
         6,017,717
         PCT/US98/21671
         ID CMCC 737

*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.



                                   APPENDIX 4

                                DEVELOPMENT PLAN

         GMP|Diagnostic|Prognostic Markers, Inc. agrees to fund up to an aggregate of [***] to fund the research and development and the commercialization of the Marker Panel Products and Marker Panel Processes, and shall attempt to develop a Marker Panel Product or Marker Panel Process pursuant to the following schedule:

June 1, 2000 through May 31, 2003 - GMP agrees to fund or cause third parties to timely fund the Sponsored Research Agreement at [***] per year for three years.

Third quarter 2003 - Start clinical trials, if necessary, for FDA approval.

June 1, 2003 through May 31, 2005 - Obtain FDA approval and develop boxed assays in commercial form.